Exhibit 99.1

NEWS

INVESTOR CONTACTS:	FOR IMMEDIATE RELEASE

Rick Frier

Executive Vice President and Chief Financial Officer

(727) 579-5147

Joanne Freiberger

Vice President, Finance

(727) 579-5116

MEDIA CONTACT FOR CATALINA MARKETING:
Nicole Andriso
Director of Public Relations

(727) 563-5822

MEDIA CONTACT FOR HELLMAN & FRIEDMAN:

Steve Bruce/Monica Everett

The Abernathy MacGregor Group

(212) 371-5999

Catalina Marketing Agrees to be Acquired by Hellman & Friedman for $32.50 Per Share in Cash

ST. PETERSBURG, FL, April 17, 2007 - Catalina Marketing Corporation (NYSE: POS) announced today that it has entered into a definitive merger agreement to be acquired by private equity firm Hellman & Friedman Capital Partners VI, L.P. and its related funds in an all-cash transaction valued at $1.7 billion, including the assumption of approximately $136 million of current indebtedness. Hellman & Friedman will acquire by merger 100% of the outstanding equity interests of the company for $32.50 per share in cash, $0.40 per share higher than under the terms of the agreement signed on March 8, 2007 with affiliates of ValueAct Capital Master Fund L.P. (ValueAct Capital). Hellman & Friedman LLC is a leading private equity investment firm with offices in San Francisco, New York and London and is currently investing its sixth fund, which has over $8 billion of committed capital.

Under the terms of the merger agreement, Catalina stockholders will receive $32.50 in cash for each outstanding share of stock. This represents a premium of approximately 34% over the closing share price on December 7, 2006, the last trading day before disclosure of the initial unsolicited expression of interest from a third party private equity firm with respect to the acquisition of the company. The company has terminated its merger agreement with ValueAct Capital and paid the $8.44 million termination fee as required by the terms of that agreement. Under the terms of the merger agreement with Hellman & Friedman, Catalina has agreed to pay a termination fee of $50.6 million in the event it chooses to accept a competing bid prior to the vote of the stockholders with regard to the Hellman & Friedman agreement.

The company previously disclosed that it had engaged Goldman, Sachs & Co. as its financial advisor and that the special committee retained Lazard, to assist it in connection with its deliberations. Based on its consultations with these firms, and following discussions with various other potentially interested parties and other activities, the special committee and the entire board of directors (with Jeffrey W. Ubben, a principal of ValueAct Capital, not participating) of the company have unanimously approved the merger agreement and the board of directors has recommended that the company’s stockholders vote in favor of the merger agreement.

Pending the receipt of shareholder approval and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other required regulatory approvals, as well as satisfaction of other customary closing conditions, the transaction is expected to be completed in the third quarter of 2007. Hellman & Friedman has received customary debt financing commitments from Bear Stearns and Morgan Stanley.

In connection with the Hellman & Friedman merger agreement, Frederick W. Beinecke, the chairman of the board of directors of the company, and Antaeus Enterprises, an affiliate of Mr. Beinecke, have entered into a voting agreement with Hellman &

Friedman pursuant to which Mr. Beinecke and Antaeus will vote the aggregate of 2.9 million shares of common stock owned by them in favor of the transaction. It is noted also that ValueAct has previously signed an agreement with the company pursuant to which ValueAct will vote the 7.2 million shares owned by it in favor of the transaction with Hellman & Friedman.

“We are pleased that we were able to negotiate additional value for our shareholders during the period following the signing of the ValueAct agreement. Our management remained focused on the business while simultaneously doing an excellent job in working with a variety of potential alternative purchasers. The additional consideration available to our shareholders is a direct result of their efforts and the process guided by our outside advisors,” said Frederick W. Beinecke, chairman of the special committee and of the board of directors. “Hellman & Friedman, which is a leading private equity firm, has recognized the value of our company.”

“We believe Catalina Marketing is a uniquely positioned full-service media and marketing services company," said Andrew Ballard, Managing Director of Hellman & Friedman LLC. "Its businesses provide customers with innovative products, and it generates strong cash flows and has a world-class management team. We look forward to partnering with Catalina to serve its current and future customers and to achieve its long-term business goals.”

"Hellman & Friedman will be an excellent partner for Catalina. They are knowledgeable professionals that understand our business, and importantly, support our long term growth strategy to serve our customers with our unique and superior marketing solutions,’ said Dick Buell, chief executive officer. “Hellman & Friedman and our entire management team are committed to continue building our business beyond its existing foundation to deliver additional opportunities for our customers and our employees.” “We look forward to working with Hellman & Friedman as the company moves into its next phase of growth and development."

The company also announced that it has amended the terms of its Stockholder Protection Agreement, initially entered into on May 8, 1997, to exempt the transaction with Hellman & Friedman from the effects of such agreement, increase the exercise price associated with the agreement from $40 to $90 and extend the final expiration date of the Stockholder Protection Agreement from April 22, 2007 until the earlier of the effective date of the transaction with Hellman & Friedman or April 22, 2008.

About Catalina Marketing Corporation

Based in St. Petersburg, FL, Catalina Marketing Corporation (www.catalinamarketing.com) was founded over 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct-to-patient information. Personally identifiable data that may be collected from the company's targeted marketing programs, as well as its research programs, are never sold or provided to any outside party without the express permission of the consumer.

About Hellman & Friedman LLC

Hellman & Friedman LLC is a leading private equity investment firm with offices in San Francisco, New York and London. The Firm focuses on investing in superior business franchises and serving as a value-added partner to management in select industries including media and marketing services, financial services, professional services, asset management, software and information services, and energy. Since its founding in 1984, the Firm has raised and, through its affiliated funds, managed over $16 billion of committed capital and is currently investing its sixth partnership, Hellman & Friedman Capital Partners VI L.P., with over $8 billion of committed capital. Representative investments include: DoubleClick, Young & Rubicam, Digitas Inc, The Nielson Company, Axel Springer AG, ProSiebenSat1, The Nasdaq Stock Market, Intergraph Corporation, Vertafore, Inc., and Texas Genco LLC.

About the Transaction

In connection with the proposed merger, Catalina Marketing Corporation will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Catalina Marketing Corporation at the Securities and Exchange Commission's Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free by directing such request to Catalina Marketing Corporation, Investor Relations, 200 Carillon Parkway, St. Petersburg, FL 33716, telephone: (727) 579-5116 or on the company's website at http://phx.corporate-ir.net/phoenix.zhtml?c=72727&p=irol-IRHome.

Catalina Marketing and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding the interests Catalina’s participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available.

Certain statements in the preceding paragraphs are forward-looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with Hellman & Friedman, the outcome of any legal proceedings that may be instituted against the Company related to the merger agreement; the inability to complete the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to completion of the merger; risks that the proposed transaction diverts management or disrupts current plans and operations and any potential difficulties in employee retention as a result of the merger and the impact of the substantial indebtedness to be incurred to finance the consummation of the merger,

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